UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

April 22, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 2:00 p.m., Pacific Time, on Wednesday, May 28, 2014, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, approval of performance goals under our recently-adopted Annual Cash Incentive Award Plan, ratification of the selection of our independent auditors, and an advisory vote to approve our executive compensation. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich

President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 28, 2014

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 28, 2014, at 2:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 4, 2014, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of six directors;

2.	Approval of performance goals under the Company’s Annual Cash Incentive Award Plan;

3.	Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

4.	An advisory vote to approve our executive compensation; and

5.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

James D. Miller

Secretary

Vancouver, Washington

April 22, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2014:

The proxy statement for the 2014 annual meeting of stockholders and 2013 annual report to stockholders are available at http://BarrettBusinessServices.Investorroom.com.

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be voted at the annual meeting of stockholders to be held on May 28, 2014 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 22, 2014.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2, 3 and 4.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares (known as a “broker non-vote”) on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers, including the election of directors, the approval of performance goals under the Company’s Annual Cash Incentive Award Plan, and the advisory vote to approve our executive compensation. Your broker may vote without instructions on the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2014. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or other telecommunication by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 4, 2014, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding 7,173,272 shares of Common Stock, $.01 par value (“Common Stock”). Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1—ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at six. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” But under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his resignation to the Board. In that event, our Nominating and Governance Committee (the “Nominating Committee”) would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee’s recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote “against” or to “abstain” from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to “abstain,” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of March 31, 2014. All of the nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	55	2000

Michael L. Elich	President and Chief Executive Officer of the Company	49	2011

James B. Hicks, Ph.D.	Research Professor, Cold Spring Harbor Laboratory, a nonprofit research institution in New York	67	2001

Roger L. Johnson	Founder and Managing Partner of Summa Global Advisors, LLC, an investment advisory firm	70	2006

Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	62	2004

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	74	1993

As discussed below under “Nominating and Governance Committee,” the Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each nominee that led the Nominating Committee to conclude that the individual should continue to serve as a director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst at D.A. Davidson & Co. covering technology companies and financial institutions, as well as the Company, until December 1999. Mr. Carley was a private investor until July 2006, when he co-founded Portal Capital, an investment management company. Since July 2006, Mr. Carley has acted as principal of Portal Capital with responsibility for all of Portal Capital’s financial duties. He is also a director of Urth Organic LLC, a company that manufactures and sells an organic fertilizer. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in accounting and finance, and an A.B. degree in Economics from Dartmouth College.

Mr. Carley brings financial expertise to the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse LLP, now known as PricewaterhouseCoopers LLP, and as chair of the Board’s Audit and Compliance Committee.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. He serves as a director of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972.

Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks is Research Professor of Cancer Genetics at Cold Spring Harbor Laboratory. He also serves as Vice President for Science and director of GenDx, Inc., a cancer diagnostic company based in New York. He is a co-founder and director of Virogenomics, Inc., a biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc., from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Roger L. Johnson has been the Managing Partner of Summa Global Advisors, LLC, since October 2008. He was a Principal of Coldstream Capital Management, Inc., a wealth management firm headquartered in Bellevue, Washington, from 2005 until 2008. Mr. Johnson was President and CEO of Western Pacific Investment Advisers, Inc., for 15 years until its acquisition by Coldstream in 2005. Mr. Johnson is an ROTC Distinguished Military Graduate of Gonzaga University, with a B.A. degree in Psychology and minors in business administration and philosophy. After college, Mr. Johnson was an Infantry Captain in the U.S. Army in Vietnam, where his assignments included serving as a platoon leader in the 101st Airborne Division, an infantry advisor, and a company commander. Mr. Johnson has 42 years of experience in the financial services industry, including extensive experience in asset allocation and portfolio management.

As a result of his involvement in the financial services industry, Mr. Johnson contributes his business, leadership and management perspectives as a director of the Company and chair of the Board’s Investment Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker is also a director of First Federal Savings and Loan Association of McMinnville, Oregon and was a director of Oregon Mutual Insurance Company until March 2012, serving on its audit, compensation and risk management committees, and as chair of its investment committee. He also serves on the board of two charitable organizations, Mid Valley Rehabilitation and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with regard to its self-insured status with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Mr. Johnson and Mr. Justesen are first cousins.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held eight meetings in 2013. During 2013, each director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served.

The Company does not have a policy regarding directors’ attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting.

The Board has determined that Messrs. Carley, Hicks, Johnson, Justesen, and Meeker are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich has served as the Company’s Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board and as a non-voting member of each of the Board’s committees.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that the Board leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”) and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management, outside actuarial consultants, and the Company’s independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure, including with respect to the Company’s self-insurance program for workers’ compensation coverage and management of its captive insurance subsidiaries. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees as well as succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Investment Committee oversees the investment advisors retained by the Company and monitors its investments in marketable securities and other financial instruments.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company’s independent registered public accounting firm (the “independent auditors”), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company’s Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company’s annual proxy statement. The Audit Committee held five meetings in 2013.

The current members of the Audit Committee are Messrs. Carley (chair), Hicks, and Johnson. The Board has determined that Thomas J. Carley is qualified to be an “audit committee financial expert” as defined by rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that each member of the Audit Committee, including Mr. Carley, meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee’s activities are governed by a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries, other forms of compensation to be paid to executive officers, including decisions to grant options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Carley, and Justesen, each of whom is “independent” as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held four meetings in 2013.

The Compensation Committee’s responsibilities are outlined in a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section. The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers and directors. Its specific duties include reviewing the Company’s cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company’s compensation policies and practices, the Compensation Committee has considered whether the Company’s compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company, and has concluded that such a result is unlikely.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the satisfaction of performance goals for cash incentive bonuses. The Compensation Committee is responsible for annually evaluating the CEO’s performance and establishing his base and incentive compensation. The CEO is excused during discussions of his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO’s recommendations regarding the performance and compensation of the Company’s other executive officers. The Compensation Committee also administers the Company’s stock incentive plans.

The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee. The Compensation Committee has delegated authority, within specified limits, to the CEO to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers under the Company’s 2009 Stock Incentive Plan.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. During 2013, the Compensation Committee retained Mercer, a nationally-recognized compensation consultant, to provide advice regarding the Company’s executive compensation plans, policies and practices. Before engaging Mercer, the Compensation Committee solicited information from Mercer regarding any potential conflicts of interest and determined that no conflicts existed.

During 2013, a partner at Mercer attended two meetings of the Compensation Committee. As discussed in more detail under “Executive Compensation—Compensation Discussion and Analysis” below, Mercer provided advice to the Compensation Committee regarding the composition of an appropriate industry peer group and benchmarks to assist in analyzing the Company’s competitive position with respect to executive compensation and market survey data supporting compensation packages. Mercer also assisted the Compensation Committee in developing the structure, parameters and components of performance-based annual cash incentive compensation, which culminated in the adoption of a new Annual Cash Incentive Award Plan in March 2014. See “Item 2- Approval of Performance Goals Under the Company’s Annual Cash Incentive Award Plan” below for additional information regarding the plan.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley, and Johnson. The Nominating Committee held one meeting in 2013.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;

•	Professional and educational background that is relevant to the financial, regulatory, and business environment in which the Company operates;

•	Demonstration of ethical behavior;

•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and

•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. Whenever the Nominating Committee is required to identify new director candidates, because of a vacancy or a decision to expand the Board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. The Nominating Committee does not have a policy in place for considering diversity in identifying nominees for director.

Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

DIRECTOR COMPENSATION FOR 2013

The following table summarizes compensation paid to the Company’s outside directors for services during 2013. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2013.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation(4)	Total
Thomas J. Carley	$69,375	$49,978	$—	$119,353
James B. Hicks, Ph.D.	$65,625	$49,978	$595	$116,198
Roger L. Johnson	$61,875	$49,978	$—	$111,853
Jon L. Justesen	$60,625	$49,978	$1,190	$111,793
Anthony Meeker	$79,000	$49,978	$—	$128,978

(1)

Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. Until July 1, 2013, directors received an annual retainer of $50,000, other than the Chairman of the Board, who received an annual retainer of $68,000. Committee chairs received the following additional annual cash compensation: Audit, $15,000; Compensation, $10,000; Investment, $5,000; and Nominating, $5,000. Effective July 1, 2013, the annual retainer is $50,000 for each independent director other than the Chairman of the Board, whose annual retainer was increased to $90,000, while committee chairs and committee members receive annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Nominating and Governance Committee, $7,500 and $3,750; and Investment Committee, $7,500, and $3,750.

(2)

Reflects the grant date fair value of 994 restricted stock units (“RSUs”) granted to each director using the closing share price on the grant date, $50.28 per share. Each RSU represents a contingent right to receive one share of the Company’s common stock. The RSUs vest in four equal annual installments beginning on July 1, 2014, and will be settled by delivery of unrestricted shares of common stock on the vesting date.

(3)

At December 31, 2013, the Company’s outside directors held stock options as follows: Mr. Carley, 15,500 shares; Dr. Hicks, 18,750 shares; Mr. Johnson, 9,000 shares; Mr. Justesen, 12,750 shares; and Mr. Meeker, 13,250 shares.

(4)	Represents amount reimbursed to cover income taxes arising out of imputed income from personal use of property in LaQuinta, California that is owned by the Company.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company’s Code of Business Conduct, which is generally applicable to all of the Company’s directors, officers, and employees. The Code of Business Conduct is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS

AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 4, 2014, by each director, by each executive officer and by all directors and executive officers of the Company as a group. In addition, it provides information about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Names and Addresses of 5 Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Dimensional Fund Advisors LP(2)	468,235	6.5%
BlackRock, Inc.(3)	414,458	5.8%
JPMorgan Chase & Co.(4)	414,311	5.8%
Renaissance Technologies LLC(5)	390,200	5.4%

Names of Directors and Executive Officers
Thomas J. Carley	22,874	(6)	*
Michael L. Elich	82,677	(6)	1.2%
James B. Hicks, Ph.D.	24,801		*
Roger L. Johnson.	11,000		*
Jon L. Justesen	50,249		*
Anthony Meeker	17,160		*
James D. Miller	31,750		*
Gregory R. Vaughn	87,199		1.2%
All directors and executive officers as a group (8 persons)	327,710		4.5%

*	Less than 1% of the outstanding shares of Common Stock.
(1)

Includes options to purchase Common Stock exercisable within 60 days following April 4, 2014, as follows: Mr. Carley, 11,375 shares; Mr. Elich, 38,125 shares; Dr. Hicks, 15,625 shares; Mr. Johnson, 5,875 shares; Mr. Justesen, 9,625 shares; Mr. Meeker, 9,125 shares; Mr. Miller, 21,250 shares; Mr. Vaughn, 83,199 shares; and all directors and executive officers as a group, 194,199 shares.

(2)

Based on information contained in the Schedule 13G amendment filed on February 10, 2014, by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746, reporting sole voting power as to 455,256 shares and sole dispositive power as to 468,235 shares.

(3)

Based on information contained in the Schedule 13G amendment filed on January 28, 2014, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, reporting sole voting and dispositive power as to 414,458 shares.

(4)

Based on information contained in the Schedule 13G filed on January 24, 2014, by JPMorgan Chase & Co., 270 Park Ave, New York, NY 10017, reporting sole voting and dispositive power as to 412,349 shares and shared voting and dispositive power as to 62 shares.

(5)

Based on information contained in the Schedule 13G filed on February 13, 2014, by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, 800 Third Avenue, New York, NY 10022, reporting sole voting power as to 350,100 shares, sole dispositive power as to 383,434 shares and shared dispositive power as to 6,766 shares.

(6)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 7,499 shares; and Mr. Meeker, 550 shares.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or equity incentive plans, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 “reporting persons,” including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company’s knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) filed with the SEC and written representations by the Company’s directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2013 on a timely basis.

Stock Ownership Guidelines For Non-Employee Directors

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $50,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

ITEM 2—APPROVAL OF PERFORMANCE GOALS UNDER THE COMPANY’S ANNUAL CASH INCENTIVE AWARD PLAN

Background

On March 7, 2014, the Board adopted the Annual Cash Incentive Award Plan (the “Plan”), as approved and recommended by the Compensation Committee of the Board (for purposes of this section, the “Committee”). Under the Plan, key executives designated by the Committee, including the Company’s executive officers, will be eligible for annual awards of targeted cash incentive opportunities subject to attainment of objective corporate and individual performance targets approved by the Committee in its discretion. The Board is seeking stockholder approval of the performance goals for awards to executive officers under the Plan.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), performance-based compensation that meets specified criteria and is approved by stockholders is not subject to the $1,000,000 limit per executive officer on deductibility applicable to certain other types of compensation. The Board has determined that it is in the best interests of the Company that awards paid under the Plan qualify as performance-based compensation under Section 162(m). To qualify, cash awards must be conditioned on performance goals that have been approved by stockholders. The Board has therefore decided to submit the performance goals under the Plan to stockholder approval with respect to cash incentive awards to executive officers of the Company. The Company currently has three executive officers.

Description of Performance Goals

The following description of the performance goals is qualified in its entirety by reference to the Plan, which is attached as Exhibit A to this proxy statement.

Beginning with the 2015 calendar year, annual targeted cash incentive opportunities for each executive officer and any other key executives designated by the Committee will be established by the Committee and expressed as a percentage of the executive’s annual base salary rate. The amount paid in satisfaction of an award may not exceed 200% of the target award or $2,000,000, whichever is less. Performance goals for awards may relate to (1) corporate performance and (2) individual performance. The percentages of the total bonus opportunity assigned to corporate and individual goals are also set by the Committee annually. Each goal will be weighted with a weighting percentage so that the total weighting percentages for all goals used to determine a participant’s award equals 100%. Each goal will also specify the achievement percentages (ranging from 0% to 200%) to be used in computing the payment of an award based upon the extent to which the particular goal is achieved. Achievement percentages for a particular goal may be based on “all or nothing” measures, levels of performance, such as threshold, target and maximum, or a sliding scale of numerical measures.

The annual incentive performance goals related to corporate performance will be based on objectively measureable financial metrics such as earnings, profitability, efficiency, or return to stockholders, and may include earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, operating profit, cash flow, revenue growth, return on equity, return on assets, and return on invested capital. Success may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

The Committee may also establish individual objective performance goals for key executives designated by the Committee. The individual performance objectives may include, without limitation, goals related to implementing management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

The Committee will determine the extent to which annual corporate and, if applicable, individual performance goals established under the Plan for a given calendar year have been satisfied as soon as possible after year-end. Award amounts, if any, will be paid promptly in a lump sum in cash following the Committee’s determination. An executive generally must remain employed by the Company through the date of the Committee’s determination to be eligible to receive payment of a cash incentive award. Under certain circumstances, the Committee may choose not to impose that requirement if termination results from death or disability.

Clawback

In the event that there is a subsequent change in the Company’s audited financial statements that affects whether goals were satisfied, participants will be required to repay to the Company any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied.

Plan Amendments

The Committee has the power to terminate or amend the Plan at any time. Any change in the performance goals described above as they relate to awards to the Company’s executive officers would require stockholder approval under Section 162(m) of the Internal Revenue Code. Section 162(m) requires that the performance goals be subject to stockholder approval every five years in any event.

Stockholder Approval

In order for the performance goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code the Board is asking stockholders to approve the terms of the performance goals as outlined above. The performance goals will be used by the Committee as a basis for specific cash incentive award opportunities for executive officers and other key employees. In the event stockholders do not approve the terms of the performance goals, no awards will be made to executive officers under the Plan and the Committee will, in its discretion, consider other methods of providing appropriate compensation to executive officers.

The Company believes that performance-based incentive compensation is a necessary and proper part of executive compensation. Approval of the terms of the performance goals will require the affirmative vote of a majority of the total votes cast on this item. Shares that are not represented at the meeting, shares that abstain from voting on this item, and broker non-votes will have no effect on the outcome of the vote.

The Board recommends that stockholders vote FOR approval of the performance goals under the Annual Cash Incentive Award Plan.

MATTERS RELATING TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP was the Company’s independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2013. The Company expects representatives of Moss Adams LLP to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Moss Adams LLP for professional services rendered to the Company in fiscal 2012 and 2013:

	2012	2013
Audit Fees(1)	$334,500	$334,500
Audit Related Fees(2)	$42,000	$45,000
Tax Fees(3)	$39,400	$24,000
All Other Fees	—	—

(1)

Consists of fees for professional services for the audit of the Company’s annual financial statements for the year shown and for review of financial statements included in quarterly reports on Form 10-Q filed during that year.

(2)

Refers to assurance and related services and subsidiary audit services that are reasonably related to the audit or review of the Company’s financial statements and that are not included in audit fees, including reviewing and assisting the Company with preparing responses to correspondence received by the Company from the SEC commenting on reports and other documents filed by the Company with the SEC.

(3)

Consists primarily of tax consulting services related to analysis of certain expense deductions and non-business income exclusions from taxable income in various states in which the Company conducts its business.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company’s independent registered public accounting firm (the “independent auditors”), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company’s Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC’s rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit and Compliance Committee and its individual members have met with management and with the Company’s independent auditors, Moss Adams LLP, to review the audit process and the Company’s accounting functions and to review and discuss the Company’s audited financial statements for the year ended December 31, 2013. The Committee discussed and reviewed with the Company’s independent auditors all matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. Committee members also discussed and reviewed the results of the independent auditors’ examination of the financial statements, and the quality and adequacy of the Company’s internal controls. The independent auditors provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee discussed with the independent auditors any relationships that may affect their objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2013, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT AND COMPLIANCE

COMMITTEE

Thomas J. Carley, Chair

James B. Hicks, Ph.D.

Roger L. Johnson

Anthony Meeker

ITEM 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Moss Adams LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2014. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Moss Adams LLP, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Moss Adams LLP as the Company’s independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2014.

ITEM 4—ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2011 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

The Compensation Committee believes that executive compensation should align with the stockholders’ interests, without encouraging excessive or unnecessary risk. This compensation philosophy, and the program structure approved by the Compensation Committee, are central to the Company’s ability to attract, retain and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail under the subheading “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives.” A detailed description of compensation paid to our named executive officers in 2013 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear below under the heading “Executive Compensation” of this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract and retain qualified people;

•	To provide competitive compensation relative to compensation paid to similarly situated executives; and

•	To align the interests of executives to build long-term stockholder value.

At the 2013 annual meeting of stockholders, more than 98% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company’s named executive officers, demonstrating substantial support for our executive compensation program. The Committee took this indication of support into consideration in reviewing the Company’s executive compensation program.

2013 Executive Compensation Components. For the fiscal year ended December 31, 2013, the principal components of compensation for executive officers were:

•	Base salary;

•	Annual cash incentive compensation; and

•	Grants of restricted stock units.

During 2013, the Committee continued to review its executive compensation program, including existing levels of compensation for the Company’s executive officers, and made adjustments to bring compensation in line with publicly available information for comparable positions at similarly-sized public companies, as well as to reflect increased responsibilities for each officer and strong corporate performance.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries for executives in 2013, the Committee primarily considered:

•	Available market data;

•	Scope of responsibilities; and

•	Individual performance of the executive.

In light of the additional responsibilities shouldered by the Company’s executive officers with respect to personnel management, information technology infrastructure, and management of financial resources, the Company’s captive insurance subsidiaries and self-insured worker’s compensation program resulting from the Company’s growth in gross revenues and clients served, the Committee determined to increase executive base salary levels effective January 1, 2013, as follows: Mr. Elich, by 25% to $500,000; Mr. Miller, by 6% to $265,000; and Mr. Vaughn, by 8.3% to $325,000.

Annual Cash Incentive Compensation

During 2013, the Company had in place an annual cash incentive bonus award program under which the Company’s executive officers were eligible for annual cash incentive bonuses subject to attainment of corporate goals and individual performance objectives approved by the Committee. The target bonus amounts were set by the Committee and expressed as a percentage of the executive’s annual base salary. For 2013, the percentages and dollar amounts of the bonus target opportunities were as follows: Mr. Elich, 50%, $250,000; Mr. Miller, 50%, $132,500; and Mr. Vaughn, 50%, $162,500.

The percentages of the total bonus opportunity assigned to corporate and individual goals are set by the Committee. For 2013, the percentages were apportioned 50% for corporate performance and 50% for individual performance. Achievement above or below established target levels for the financial metrics results in an upward or downward adjustment in the bonus amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2013) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the bonus associated with that metric is earned.

Annual incentive bonus opportunities related to individual performance objectives for the executive officers are also set by the Committee. Individual performance objectives are based on achieving strategic and operational goals in functional areas for which the executive has responsibility. Individual performance objectives are tied to the officer’s role in achieving the Company’s strategic and operating goals and are set annually by the CEO in consultation with the individual officer and approved by the Committee. For the CEO, the individual performance objectives are related to factors such as the strategic positioning of the Company for future growth, maintaining financial stability, and establishing a positive corporate culture.

The Committee determines the extent to which corporate level goals and individual performance objectives have been satisfied following the end of each year, but no later than the March 15 following the end of the fiscal year. The bonus amounts payable for achievement of corporate performance goals and individual performance objectives may not exceed 150% of the respective bonus target amounts tied to those components. The Committee may also award additional cash bonus amounts in its sole discretion. All bonus amounts are paid promptly following the Committee’s determination. An executive must remain employed by the Company through the date of the Committee’s determination to be eligible to receive a bonus.

For 2013, the corporate portion of the bonus was based 50% on achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”), at a target level of $26,376,000 and 50% on achievement of gross revenues at a target level of $2,622,950,000. The Company achieved EBITDA of $27,177,000 and gross revenues of $2,809,595,000 in 2013, exceeding target levels, resulting in non-discretionary cash incentive bonuses in the amounts shown under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table below. These amounts were approved by the Committee in March 2014. See page 31 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for a reconciliation of gross revenues to net revenues in the Company’s audited financial statements.

Discretionary Cash Bonuses

During the first quarter of 2014, the Committee determined to award additional discretionary cash bonuses to the Company’s executive officers based on its assessment of each individual’s performance during 2013 in the amounts shown in the Bonus column in the Summary Compensation Table below. The bonuses were awarded in recognition of significant individual achievement, the successful leadership demonstrated by the executive team in managing both internal operations and external outreach to the Company’s customers and investors, and the Company’s significant growth and profitability in 2013.

The following table provides additional detail regarding the discretionary bonus amounts approved by the Committee in March 2014. The first two columns compare the original target amounts established for 2013 based on achievement of individual performance goals to the amounts actually paid with respect to those goals, while the third column shows the additional discretionary bonus amounts paid for 2013 individual performance:

Name	Target(1)	Actual(2)	Additional Discretionary Bonus(3)
Michael L. Elich	$125,000	$187,500	$170,000
James D. Miller	$66,250	$99,375	$60,000
Gregory R. Vaughn	$81,250	$121,875	$60,000

(1)	Target amount established for individual performance in 2013.
(2)	Actual amount approved by the Committee in March 2014 based on achievement at the 150% level.
(3)	Additional one-time cash bonus approved by the Committee in March 2014 in its sole discretion based on the Company’s financial performance in 2013.

On a combined basis, the performance-based and discretionary components of the 2013 cash bonuses ranged from 47% to 50% of the total cash compensation paid to the Company’s executive officers for services in 2013.

As described under “Item 2—Approval of Performance Goals Under the Company’s Annual Cash Incentive Award Plan” above, in March 2014, the Company adopted a formal plan under which annual cash incentive awards will be granted to executive officers beginning in 2015.

Long-Term Equity Incentive Compensation

The Committee decided to shift from option grants to awards of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan beginning in 2012. The change was made to provide a more immediate opportunity to receive an ownership stake in the Company, and also because the Committee believes the accounting treatment of RSUs more accurately reflects the cost to the Company and stockholders of equity compensation. The RSU grants are intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company’s stockholders.

In July 2013, the Committee approved additional grants of RSUs to Messrs. Elich, Miller and Vaughn. Mr. Elich was granted 20,000 RSUs and Messrs. Miller and Vaughn were each granted 10,000 RSUs. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments and will be settled by delivery of unrestricted shares of Common Stock beginning in July 2014.

Retirement Benefits

Employees, including executive officers, may participate in the Company’s 401(k) defined contribution plan. The Company matches each employee’s contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $10,200. All executive officers participated and had contributions to the 401(k) plan matched at the maximum amount.

Change in Control Employment Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in April 2011 that provide for severance benefits in the event that the officer’s employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under “Potential Payments upon Certain Terminations Following a Change in Control” below. The Committee approved the agreements with the goal of providing the Company’s stockholders with greater assurance of stability within senior management.

Death Benefit Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in January 2014 that provide, in the event of the executive officer’s death, for the Company to make a lump sum payment to the executive officer’s designated beneficiary. These agreements are discussed in more detail under “Potential Payments upon Death or Termination for Disability” below.

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. In order to increase the tax deductibility of compensation paid to the Company’s executive officers, at the recommendation of the Committee, the Board approved the Annual Cash Incentive Award Plan as described in more detail under “Item 2—Approval of Performance Goals Under the Company’s Annual Cash Incentive Award Plan” above. Awards under the Plan will be made beginning in 2015.

Peer Group and Survey Data for Comparison Purposes. As noted under “Compensation Committee” above, during 2013 the Committee engaged Mercer, a nationally-recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company’s executive compensation program. Among other things, the Committee asked Mercer to analyze whether our compensation programs are reasonable and competitive in the marketplace. In July 2013, following discussions with the Committee, Mercer recommended and the Committee approved a peer group of 15 companies in the human resource and employment services industry and similar companies with a market capitalization ranging from a low of approximately $125 million to a high of approximately $1.1 billion. Members of the peer group include:

• CDI Corp.	• KForce Inc.

• Exponent Inc.	• Korn/Ferry International

• Franklin Covey Co.	• On Assignment Inc.

• GP Strategies Corp.	• Performant Financial Corp.

• Heidrick & Struggles Inc.	• RPX Corp.

• Hill International Inc.	• Schawk Inc.

• Hudson Global Inc.	• Wageworks Inc.

• Intersections Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Mercer also provided the Committee with an analysis of compensation paid to the Company’s executive officers compared to survey data for similarly sized companies in a 2012 report prepared by Mercer and a 2012/2013 survey conducted by another nationally-recognized compensation consulting firm. The survey data presents compensation amounts based on information from a large number of companies across a broad range of industries.

Based on its analysis of the peer group and survey data, Mercer advised, among other things, that the levels of actual and target total direct compensation for the Company’s executive officers for 2012 placed Mr. Elich at well below the 25th percentile compared to market, between the 25th and 50th percentiles for Mr. Miller, and at or above the 75th percentile for Mr. Vaughn. The Committee plans to consider this comparison data in making decisions regarding cash incentive and RSU awards for 2014, but it was not used for 2013. The Committee also believes that Mr. Vaughn’s scope of duties and responsibilities is greater than for many of the companies included in the peer group and survey data with respect to the comparison position used by Mercer of chief administrative officer.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2013.

Name and Principal Position	Year		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Michael L. Elich	2013		$500,000	$357,500	$1,005,600	$—	$140,825	$11,985	$2,015,910
President and Chief Executive Officer	2012 2011	(6)	386,655 298,558	130,000 63,704	321,600 —	— 542,618	140,000 45,252	13,570 13,171	991,825 963,303

James D. Miller	2013		$265,000	$159,375	$502,800	$—	$74,637	$11,095	$1,012,907
Vice President-Finance, Treasurer, and Secretary	2012 2011		248,150 224,327	65,000 47,865	214,400 —	— 361,730	70,000 34,001	10,895 9,387	608,445 677,310

Gregory R. Vaughn	2013		$325,000	$181,875	$502,800	$—	$91,536	$10,200	$1,111,411
Vice President	2012 2011		294,318 249,327	86,000 53,198	214,400 —	— 361,740	84,000 37,791	10,000 9,800	688,718 711,856

(1)

The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee based on its evaluation of each officer’s individual performance. Additional information regarding the Company’s annual cash incentive bonus program appears under the subheading “Compensation Discussion and Analysis” above.

(2)

Reflects the grant date fair value of restricted stock units (“RSUs”) granted to executive officers using the closing price of the Common Stock on the grant date. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning one year after the grant date and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.

(3)

The amounts shown represent the grant date fair value (computed in accordance with Topic 718 of the Accounting Standards Codification of the Financial Accounting Standards Board (the “ASC”)), with respect to grants of employee stock options under the Company’s 2009 Stock Incentive Plan. Additional details regarding the terms of outstanding stock options held by the named executive officers are described under “Incentive Compensation” below. Assumptions used in calculating grant date fair value are described in Note 12 to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

(4)

Amounts shown represent performance-based cash bonuses paid pursuant to the Company’s annual cash incentive bonus program in effect during the years shown. Additional information regarding the bonus program appears under the subheading “Compensation Discussion and Analysis” above.

(5)

Amounts shown for 2013 include $10,200 in employer contributions to the 401(k) plan for each executive officer and, for Messrs. Elich and Miller, $1,785 and $895, respectively, in reimbursement of personal income taxes relating to personal use of a company-owned property. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.

(6)	Mr. Elich was appointed President and Chief Executive Officer on February 17, 2011.

Incentive Compensation

The following table sets forth information regarding awards under the Company’s annual cash incentive bonus program and the 2009 Stock Incentive Plan to the named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards for the Year Ended December 31, 2013

Name	Grant Date	Approval Date	Estimated potential payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
			Threshold(1)	Target(1)	Maximum(1)
Michael L. Elich	07/01/2013	06/26/2013	$62,500	$125,000	$187,500	20,000	$1,005,600
James D. Miller	07/01/2013	06/26/2013	$33,125	$66,250	$99,375	10,000	$502,800
Gregory R. Vaughn	07/01/2013	06/26/2013	$40,625	$81,250	$121,875	10,000	$502,800

(1)

Represents the potential annual non-discretionary cash incentive bonus amounts under the Company’s annual cash incentive bonus program based on the level of achievement of corporate performance goals as described under “Compensation Discussion and Analysis” above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%, provided the maximum bonus is 150% of target and no amounts are payable for achievement at 80% of the target levels or below. Actual bonuses paid are shown in the Summary Compensation Table above.

(2)

Reflects the grant of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on July 1, 2014, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.

(3)

The amounts shown represent the grant date fair value of RSUs granted under the 2009 Stock Incentive Plan calculated in accordance with ASC Topic 718 and based on the closing price of the Common Stock on the grant date, $50.28 per share.

The following table provides information regarding exercises of stock options and vesting of RSUs during 2013 with respect to our named executive officers.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	48,873	$1,943,964	3,750	$212,850
James D. Miller	38,300	$2,046,859	2,500	$141,900
Gregory R. Vaughn	—	$—	2,500	$141,900

The table below provides information regarding outstanding stock options and RSUs held by the named executive officers at the end of 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5)
Michael L. Elich	18,750	56,250	(1)	$16.53	4/06/2021	11,250	(3)	$1,043,325
	7,500	2,500	(2)	13.38	3/04/2020	20,000	(4)	$1,854,800

James D. Miller	12,500	37,500	(1)	$16.53	4/06/2021	7,500	(3)	$695,550
	—	2,500	(2)	13.38	3/04/2020	10,000	(4)	$927,400

Gregory R. Vaughn	12,500	37,500	(1)	$16.53	4/06/2021	7,500	(3)	$695,550
	7,500	2,500	(2)	13.38	3/04/2020	10,000	(4)	$927,400
	20,000	—		11.08	1/16/2019
	26,906	—		15.20	7/01/2015
	7,541	—		9.27	3/04/2014

(1)	The options vest in eight equal annual installments beginning on April 6, 2012.
(2)	The options vest in four equal annual installments beginning on March 4, 2011.
(3)	The unvested shares vest in three equal installments on July 2, 2014, 2015 and 2016.
(4)	The unvested shares vest in four equal installments on July 1, 2014, 2015, 2016, and 2017.
(5)	Based on the $92.74 closing price per share of the Company’s Common Stock on December 31, 2013.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of options, warrants, and rights under the Company’s existing equity compensation plans and arrangements as of December 31, 2013. The only plan or arrangement under which equity compensation could be awarded at December 31, 2013, was the Company’s 2009 Stock Incentive Plan, which was approved by stockholders in May 2009. Prior to 2009, grants of stock options were made under the Company’s 2003 and 1993 Stock Incentive Plans, which had been approved by stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights under the plans, and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights	B. Weighted- average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	480,994	$12.53	543,503
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0

Total	480,994	$12.53	543,503

Potential Payments Upon Certain Terminations Following a Change in Control

In April 2011, the Compensation Committee approved Change in Control Employment Agreements (the “CIC Agreements”) with Messrs. Elich, Miller and Vaughn. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer’s employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his annual base salary plus (y) his target annual cash bonus, in a lump sum within 30 days after his termination. If payment of these benefits would result in an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

“Change in control” means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;

•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;

•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or

•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

“Cause” means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;

•	The material breach of the confidentiality provisions of the agreement;

•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;

•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or

•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

“Good reason,” for purposes of an executive’s termination of his employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his authority, duties, or responsibilities;

•

A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Miller and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;

•	The executive is transferred to a location more than 50 miles from the present location;

•	The successor company does not agree to perform under the agreement; or

•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of his employment, and not to solicit the Company’s customers or employees, for a period of 18 months after he is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2013, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2013, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and Restricted Stock Units(2)	Total(1)
Michael L. Elich	$0	$4,818,490	$4,818,490
James D. Miller	$0	$3,545,449	$3,545,449
Gregory R. Vaughn	$0	$3,666,930	$3,666,930

(1)

Equal to three times the sum of the executive’s annual base salary level at December 31, 2013, and the target cash incentive bonus for 2013, reduced to the extent necessary to avoid imposition of the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments as defined in Section 280G of the Internal Revenue Code. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich, $2,250,000; Mr. Miller, $1,192,500; and Mr. Vaughn, $1,462,500.

(2)

Reflects the market value of unvested RSUs plus the difference (the “spread”) between the closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2013, $92.74 per share, and the per share exercise price for unvested options. The amounts shown reflect the carveback of stock options with an exercise price of $16.53 in the following share amounts and total spread: Mr. Elich, 33,655 shares, $2,564,848; Mr. Miller, 14,877 shares, $1,133,776; and Mr. Vaughn, 13,283 shares, $1,012,297. See “Outstanding Equity Awards at December 31, 2013” on page 21 for additional information.

Potential Payments upon Death or Termination for Disability

In late 2013, the Compensation Committee approved Death Benefit Agreements with each of the Company’s three executive officers. The agreements took effect on January 1, 2014. Under each agreement, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. Benefit payments for Messrs. Elich, Miller and Vaughn would be $1,300,000, $650,000, and $800,000, respectively. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officers’ death or termination of employment by reason of disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2013, is shown above under the subheading “Potential Payments Upon Certain Terminations Following a Change in Control.”

Compensation Committee Interlocks and Insider Participation

Messrs. Carley, Hicks, Justesen and Meeker served on the Compensation Committee during 2013. During 2013, none of the Company’s executive officers served on the board of directors of any entity whose directors or officers serve on our Compensation Committee.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has reviewed the section appearing elsewhere in this proxy statement entitled “Compensation Discussion and Analysis” and has discussed its contents with members of the Company’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed “Compensation Discussion and Analysis” be included in the proxy statement, as well as in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair

Thomas J. Carley

Jon L. Justesen

RELATED PERSON TRANSACTIONS

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company’s proxy statement. There are no written procedures regarding review or approval of any such transactions, and no specific standards are employed by the Audit Committee in determining whether or not to approve a particular transaction.

OTHER MATTERS

Management knows of no matter to be brought before the Annual Meeting other than the election of directors, approval of performance goals under our Annual Cash Incentive Award Plan, ratification of the selection of independent auditors, and the advisory vote to approve our executive compensation. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2015

Stockholder proposals submitted for inclusion in the proxy materials for the annual meeting of stockholders to be held in 2015 must be received by the Company by December 23, 2014. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Under our Bylaws, notice of any proposal that is not submitted for inclusion in next year’s proxy materials, but instead is sought to be presented directly at the 2015 annual meeting of stockholders, generally must be received not less than 90 days (January 22, 2015) or more than 120 days (December 23, 2014) prior to the one-year anniversary of the date of mailing the prior year’s proxy materials. Notices of intention to present proposals at the 2015 annual meeting should be forwarded to the address listed above.

April 22, 2014	BARRETT BUSINESS SERVICES, INC.

EXHIBIT A

BARRETT BUSINESS SERVICES, INC.

ANNUAL CASH INCENTIVE AWARD PLAN

THIS ANNUAL CASH INCENTIVE AWARD PLAN (the “Plan”) was adopted by Barrett Business Services, Inc., a Maryland corporation (“Corporation”), effective March 7, 2014. Capitalized terms that are not otherwise defined herein have the meanings set forth in Section 6.

SECTION 1.

PURPOSE

The purpose of the Plan is to attract and retain capable executives, to motivate selected key employees of the Corporation to attain and maintain high standards of performance, and to encourage executives to achieve specific business goals established by the Corporation.

SECTION 2.

ELIGIBILITY

Any key executive of the Corporation who is designated by the Committee as being eligible to participate in the Plan will be eligible to participate in the Plan.

SECTION 3.

INCENTIVE AWARDS

3.1 Target Award. Each Award opportunity will specify a targeted incentive opportunity (the “Target Award”) expressed either as a dollar amount or as a percentage of a Participant’s regular annualized base salary.

3.2 Incentive Awards. The amount paid for each Award will be equal to the product of the Total Success Percentage for the Participant for the Plan Year multiplied by the Participant’s Target Award for the Plan Year. However, in no event may a Participant’s Award payment for a Plan Year exceed the lesser of (i) 200 percent of the Participant’s Target Award, or (ii) $2,000,000.

3.3 Performance Goals. Unless otherwise permitted under Code Section 162(m), the Committee shall establish the Performance Goal(s) applicable to each Award intended to be performance-based in writing no later than the earlier of (a) the date 90 days after the commencement of the applicable Plan Year or (b) the date on which 25% of the Plan Year has elapsed, and, in any event, at a time when the outcome of the Performance Goal(s) remains substantially uncertain. The Goals that will be used to measure a Participant’s Award will consist of one or more of the following:

(a) Corporate Goals measuring financial performance related to the Corporation as a whole. Corporate Goals may include one or more measures related to earnings, profitability, efficiency or return to stockholders and may include earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, operating profit, cash flow, revenue growth, return on equity, return on assets, return on invested capital, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts. Success may be measured against various standards including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

(b) Individual Goals measuring success in developing and implementing particular tasks assigned to an individual Participant. Individual Goals will naturally vary depending upon the responsibilities of individual

Participants and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

3.4 Weighting of Goals. Each Goal will be weighted with a Weighting Percentage so that the total Weighting Percentages for all Goals used to determine a Participant’s Award is 100 percent.

3.5 Achievement Percentage. Each Goal will also specify the Achievement Percentages (ranging from 0 to 200 percent) to be used in computing the payment of an Award based upon the extent to which the particular Goal is achieved. Achievement Percentages for a particular Goal may be based on:

(a) An “all or nothing” measure that provides for a specified Achievement Percentage if the Goal is met, and a zero Achievement Percentage if the Goal is not met;

(b) Several levels of performance or achievement (such as a threshold level, a target level, and a maximum level) that each correspond to a specified Achievement Percentage; or

(c) Continuous or numerical measures that define a sliding scale of Achievement Percentages.

3.6 Computation of Awards. As soon as possible after the completion of each Plan Year, a computation will be made for each Participant of:

(a) The extent to which Goals were achieved and the corresponding Achievement Percentages for each Goal:

(b) A Weighted Achievement Percentage for each Goal equal to the product of the Achievement Percentage and the Weighting Percentage for that Goal;

(c) The Total Success Percentage equal to the sum of all the Weighted Achievement Percentages for all the Participant’s Goals; and

(d) An Award amount equal to the product of the Total Success Percentage and the Participant’s Target Award.

3.7 Right to Receive Award. A Participant must continue Employment with Corporation through the date an Award is paid (the “Payment Date”) in order to be entitled to receive the Award. Awards may be subject to such additional requirements regarding length of employment as may be specifically approved by the Committee. If a Participant terminates Employment with Corporation before the Payment Date for a reason other than death or Disability, the Participant will not be entitled to any Award for the Plan Year. If a Participant terminates Employment with Corporation before the Payment Date due to death or Disability, the Participant or the Participant’s beneficiary or estate may be entitled to receive a prorated Award, as finally determined under the Plan.

3.8 Payment of Awards. Each Participant’s Award will be paid in cash in a lump sum within 30 days after the amount of the Award has been determined, and in no case later than the 15th day of the third month following the end of the calendar year in which the Award is no longer subject to substantial risk of forfeiture as that term is defined in Treasury Regulation Section 1.409A-1(d). Payment of any Award may be made subject to such additional restrictions or limitations, in addition to those related to the attainment of performance goals, as may be expressly provided for by the Committee and made applicable to such Award.

SECTION 4.

ADMINISTRATION

For each Plan Year, the Committee will approve the Target Awards for all Participants and will approve Corporate Goals and Achievement Percentages for the Corporate Goals. After the end of each Plan Year and before payment of any Award, the Committee will certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. In addition, the Committee will have exclusive authority to establish Goals, Weighting Percentages, and Achievement Percentages, to certify achievement, and to take all other actions with respect to Awards for Corporation’s Chief Executive Officer and any other Participants that the Committee determines may be subject to Section 162(m) of the Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Plan being “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and all provisions of this Plan shall be interpreted in a manner consistent with preserving this exemption.

SECTION 5.

MISCELLANEOUS

5.1 Nonassignability of Benefits. A Participant’s benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

5.2 No Right of Continued Employment. Nothing in the Plan will confer upon any Participant the right to continued Employment with Corporation or interfere in any way with the right of Corporation to terminate the person’s Employment at any time.

5.3 Withholding. The Corporation will withhold from any payment under the Plan any amount required to satisfy applicable tax and other legally or contractually required withholdings.

5.4 Clawback. In the event that there is a subsequent change in the Corporation’s audited financial statements that affects whether Goals were satisfied, Participants will be required to repay to the Corporation any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied.

5.5 Amendments and Termination. The Committee has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

SECTION 6.

DEFINITIONS

For purposes of this Plan, the following terms have the meanings set forth in this Section 6:

“Achievement Percentage” means a percentage (from 0 to 200 percent) corresponding to a specified level of achievement or performance of a particular Goal.

“Award” means an incentive award under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board; provided, however, that for purposes of establishing and administering Performance Goals under the Plan, and granting Awards intending to qualify as a performance-based award under Code Section 162(m), “Committee” means a duly constituted committee consisting of a sufficient number of “outside directors” within the meaning of 162(m) of the Code so as to qualify the Committee for purposes of Section 162(m)(4)(C) of the Code.

“Corporation” means Barrett Business Services, Inc., a Maryland corporation.

“Disability” means the condition of being permanently unable to perform Participant’s duties for Corporation by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

“Employee and Employment” both refer to service by Participant as a full-time or part-time employee of Corporation, and include periods of illness or other leaves of absence authorized by Corporation.

“Goal” means one of the elements of performance used to determine Awards under the Plan as described in Section 3.3.

“Participant” means an eligible employee selected to participate in the Plan for all or a portion of a Plan Year.

“Plan Year” means a calendar year.

“Target Award” means the targeted incentive award for a Participant for a Plan Year as provided in Section 3.1.

“Total Success Percentage” means the sum of the Weighted Achievement Percentages for all of the Goals for a Participant.

“Weighted Achievement Percentage” means the product of the Achievement Percentage and the Weighting Percentage for a Goal as provided in Section 3.6.

“Weighting Percentage” means a percentage (from 0 to 100 percent) applied to weight a Goal as provided in Section 3.4.

BARRETT BUSINESS
SERVICES, INC.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 27, 2014.
Vote by Internet
• Go to www.investorvote.com/BBSI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.

1. To elect six directors to a one-year term.												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Thomas J. Carley	☐	☐	☐	02 - Michael L. Elich	☐	☐	☐	03 - James B. Hicks, Ph.D.	☐	☐	☐
04 - Roger L. Johnson	☐	☐	☐	05 - Jon L. Justesen	☐	☐	☐	06 - Anthony Meeker	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of performance goals under the Company’s Annual Cash Incentive Award Plan.	☐	☐	☐	3. Ratification of selection of Moss Adams LLP as our independent registered public accounting firm for 2014.	☐	☐	☐
4. Advisory vote to approve executive compensation.	☐	☐	☐	5. To vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+

01TPYC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://BarrettBusinessServices.investorroom.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — BARRETT BUSINESS SERVICES, INC.

Annual Meeting of Stockholders — May 28, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 28, 2014, at 2:00 p.m., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2014 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2013 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted FOR Items 1, 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)